State of Delaware
Secretary of State
Division of Corporations
Delivered 01:53 PM 01/31/2022
FILED 01:53 PM 01/31/2022
SR 20220309171 - File Number 6583657

State of Delaware

Limited Liability Company
Certificate of Formation

First: The name of this Delaware limited liability company is:

Cardone Equal Opportunity Fund 2, LLC

Second: The name and address of the registered agent of the Company is:

Corporate Creations Network Inc.
3411 Silverside Road Tatnall Building #104
Wilmington DE 19810

Third: The address of the registered office of the LLC in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, New Castle County, DE 19810.

The undersigned authorized person has executed this Certificate of Formation on January 31, 2022.

/s/ Jim Perkins
Authorized Person:
Jim Perkins, Authorized Person